Rule 424 (b) (3)
Registration No. 333-62048

PRICING SUPPLEMENT NO. 2957 DATED January 10, 2002
TO PROSPECTUS SUPPLEMENTAL DATED June 14, 2001
AND BASE PROSPECTUS DATED June 13, 2001

Issuer:	National Rural Utilities CFC
Principal Amount:	$1,000,000.00
Issue Price:	100% of Principal Amount
Original Issue Date:	01/15/02
Maturity Date:	11/15/02
Interest Rate:	2.36% per annum
Record Dates:	Each January 1 and July 1
Interest Payment Dates:	Each January 15 and July 15
Redeemable Date:	None
Agents Commission:	None
Form of Note:	Certificated
(Book-Entry or Certificated)
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $12,050,000,000 and, to date, including this offering, an aggregate of $11,390,369,000 Series C have been issued.